ANNUAL RENEWABLE TERM INSURANCE RIDER

This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions of the policy.

DEFINITIONS

INSURED - The person specified in the Annual Renewable Term Insurance Rider section of the Policy Summary.

ANNUAL RENEWABLE TERM BENEFIT - shown on the Policy Summary.

BENEFIT

If the Insured's death occurs while the policy and this Rider are in force, then We will pay the Annual Renewable Term Benefit to the Beneficiary upon Our receipt of Due Proof of the Insured's death. We will deduct from the Annual Renewable Term Benefit any unpaid charges accruing to Us at the time of death. If no Beneficiary survives the Insured, You will be the Beneficiary. If You are the Insured, Your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.

TERM

Subject to the Termination provision, this Rider is effective until the Rider Expiry Date shown on the Policy Summary.

CHARGE

This Rider is issued in consideration of the application for it and the deduction of the additional charge shown on the Policy Summary. We may use rates less than those shown. We will base these rates on Our expectations as to future experience.

Any change We make to the rates will be on a uniform basis for Insureds of the same age, sex, rate class and duration.

The cost per $1,000 of the Annual Renewable Term Benefit is determined on each Deduction Day. It is based on the age, sex, rate class and duration of the Insured.

CHANGE IN AMOUNT

No increases to the Annual Renewable Term Benefit amount will be allowed.

Any time after the first Policy Anniversary, You may request, In Writing, a decrease to the Annual Renewable Term Benefit amount. A decrease will be effective on the later of the Deduction Day on or immediately following Our receipt of Your request, or the Deduction Day on or immediately following Your requested effective date.

In no event can the amount of insurance remaining after the decrease be less than the Minimum Annual Renewable Term Insurance Amount shown on the Policy Summary.

ISSUE DATE

The Issue Date of this Rider is the same as that of the policy unless otherwise shown on the Policy Summary.

CONTEST

When applied to this Rider, this provision will be measured from the Issue Date of the Rider.

MISSTATEMENT

If the age and/or sex of the Insured was incorrectly stated in the application, all benefits under this Rider will be adjusted to the amount that the charge paid would have purchased at the correct age and/or sex.

SUICIDE

If within two years from the Issue Date of this Rider, the Insured's death occurs and is due to suicide while sane or insane, the amount payable under this Rider will be limited to the charges paid under this Rider.

CONVERSION OPTION

We will allow insurance under this Rider to be converted without evidence of insurability if all past due charges have been paid, and You notify Us In Writing by the earlier of:

a. 31 days after the Conversion Expiry Date for this Rider shown on the Policy Summary; or

b. 31 days after termination of this Rider (if termination occurs prior to the Conversion Expiry Date).

The new policy will be an individual Flexible Premium Adjustable Life Insurance Policy that We regularly offer at the time of conversion.

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We will issue the new policy as follows:

1.   the rate class will be the same as under this Rider;

2.   the charge will be based on the Insured's age;

3. the Policy Date will be the date on which the conversion is made, which is the first Deduction Day following Our receipt of Your request for conversion;

4.   the Issue Date will be the same as the Issue Date of this Rider;

5. the amount of insurance cannot exceed the Annual Renewable Term Benefit in effect at the time of conversion.

If the conversion option of this Rider is exercised, but the Insured's death occurs within sixty days after the conversion date and prior to the deduction of any charge on the new policy, then We will pay the Annual Renewable Term Benefit as if the Insured's death had occurred prior to Your request for conversion.

EXCHANGE OPTION

In the event that the You exercise the policy split option, We will allow insurance under this Rider to be exchanged without evidence of insurability, provided that:

1.   all past due charges have been paid; and

2. You request the exchange In Writing within 31 days after Your request to exercise the policy split option.

The new policy will be an individual Flexible Premium Adjustable Life Insurance Policy that We regularly offer at the time of exchange.

We will issue the new policy as follows:

1.   the rate class will be the same as under this Rider;

2.   the charge will be based on the Insured's age;

3. the Policy Date will be the Deduction Day immediately following Your request for exchange;

4.   the Issue Date will be the same as the Issue Date of this Rider; and

5. the amount of insurance cannot exceed the Annual Renewable Term Benefit in effect at the time of exchange.

TERMINATION

This Rider will terminate on the earliest of:

1. subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value would not be enough to pay charges due for the policy or the Rider; or

2. the Deduction Day following Your request, In Writing, for termination of this Rider; or

3.   policy termination or maturity; or

4.   the Expiry Date of this Rider as shown on the Policy Summary; or

5.   conversion of all of the insurance under this Rider.